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                                                                    Exhibit 99.2

KAREN YAGNESAK, DIRECTOR OF MARKETING AND COMMUNICATIONS

Good afternoon and welcome to FindWhat.com's conference call pertaining to Q4 and full year 2003 earnings, and the update on our merger with Espotting Media Inc.

I'd like to remind everyone that today's comments will include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially. These risks and uncertainties will be discussed toward the end of this conference call and are also detailed in FindWhat.com's filings with the Securities and Exchange Commission.

In addition FindWhat.com and Espotting Media anticipate filing a registration statement with the SEC relating to the acquisition of Espotting. We urge you to read those materials, which will contain more detailed information about the acquisition, as they become available.

To comply with the SEC's guidance on "fair and open disclosure," we have made this conference call publicly available via webcast at



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HTTP://WWW.VCALL.COM/CEPAGE.ASP?ID=85539 and a replay of the conference call will be available at the same URL and on the company website for 90 days after the call. I'd now like to turn the call over to Craig Henderson-Pisaris.

CRAIG PISARIS-HENDERSON, CHAIRMAN, CHIEF EXECUTIVE OFFICER, AND PRESIDENT

Thank you Karen.

It is my pleasure to report that upon unanimous approval from both boards of directors, FindWhat.com, one of the leading performance based-marketing companies operating in the US marketplace, and Espotting Media, a leading performance-based marketing company operating in the European marketplace, have successfully agreed to merge the two companies. Upon completion of this transaction, the new company will possess the largest global footprint of all performance-based marketing companies giving advertisers in 12 different markets the ability to market their products and services to one of the widest audiences ever assembled in the online marketing industry.



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It is also my pleasure to report that FindWhat.com, on a stand-alone basis, has posted yet another record setting quarter and record full year with Q4 numbers coming in at $21 million in net revenue and $3.5 million in net income, and full year totals coming in at $72.2 million in net revenue and $11.8 million in net income.

Before I turn the call over to Brenda and Phillip for a detailed overview of both our financial and operational results and expectations, I'd like to touch briefly on the industry landscape and how we intend to continue to navigate successfully in a highly competitive environment.

As I have referenced in the past, FindWhat.com has been actively seeking accretive ways to expand into different markets from both a geographic standpoint and a product & services standpoint. To date, the FindWhat.com team has executed extremely well. In 2003 we announced relationships with Mitsui, representing the Japanese market, and Verizon, representing the local US online yellow-pages market. We began 2004 with the closing of our transaction with Miva, bringing a commerce enabling service to the tens of thousands of merchants we reach on a daily basis. Today, we follow that with the announcement of our expected merger



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with Espotting Media, representing the largest western European footprint of any company in our sector. While each of these milestones represents a large opportunity for FindWhat.com, it is our intention to announce new initiatives in the coming months that allow us to continue to diversify our product offerings and solidify our position as an industry leader.

A point that should be noted is that we consistently look for ways to capitalize and leverage our existing assets and knowledge while expanding our services. With the competitive landscape changing at such a rapid rate, we have been carefully analyzing our abilities making sure that as we move forward, we have the capability to digest new initiatives without jeopardizing the integrity of our product or our team's ability to manage. We believe today's announcement gives us the geographic scale, operational strength, and depth of services to secure our position as a leader while further distancing FindWhat.com from newer and/or smaller entrants wishing to be competitive in the paid-listing sector.

The overall theme that best describes our strategic vision as a global concern has also become the internal mantra to



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which we march - "FIND/GET/KEEP". In short, FIND represents our ability to help global advertisers "find" reliable traffic sources that convert into high quality leads; GET represents our ability to help global advertisers to "get" the traffic coming to their website to convert into real sales; and KEEP represents our ability to help our global advertisers "keep" their existing clients coming back for additional sales. The first step in this process was developing the FindWhat.com Network which today serves billions of searches per month from hundreds of distribution partners in the US market. Our recent Private Label initiatives and today's announcement regarding Espotting should allow us to access billions of additional searches in global markets such as western Europe and Japan. Step #2 will be the integration of our Miva Merchant service giving advertisers analytics that show not only the traffic levels they receive and the costs associated, but also to see which traffic converts into sales and what the costs associated are for each sale, giving them an actual versus estimated reading of their true ROI. Step #3 will consist of solidifying each of the steps mentioned above while assessing our client's needs to create reoccurring revenue from their existing clients.



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We are also expanding our product and service offerings to our global partners giving each of them the analytics they need to not only continue to capitalize on their relationship with FindWhat.com but to also expand into new markets within our global footprint and diversifying their revenue streams which ultimately creates much stronger relationships within the global FindWhat.com Network.

So as you can see, 2004 will be a very busy year for the new global company that we intend to create. It will also be a year that brings differentiation to the paid-listings landscape between its leaders as each execute on its own strategic plan.

With that, I'd like to thank the entire FindWhat.com, Miva, and Espotting team. Your vision, your work and your tireless efforts are appreciated immensely.

At this point, I will turn the call over to Brenda and Phillip and then we will move into the Q&A session.



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BRENDA AGIUS, VICE PRESIDENT OF FINANCE

Thank you Craig and thank you all for joining us today. First, before I begin I would like to thank all of the team members on both sides of the Atlantic for their hard work with respect to the FindWhat.com and Espotting merger. As Craig previously mentioned, both companies have successfully agreed to revised terms, and a new merger agreement has been executed. Therefore, before discussing FindWhat.com's fantastic Q4 and full year 2003 financial performance I would like to highlight a few details surrounding the merger consideration, and Espotting's audited financial results.

Just to recap, on June 18, 2003 FindWhat.com announced that it would issue to Espotting stakeholders $27 million in cash, 8.1 million shares of FindWhat.com common stock, and 2.1 million of FindWhat.com options and warrants. Under the revised merger agreement, FindWhat.com will issue Espotting stakeholders approximately $20 million in cash, 7 million shares of FindWhat.com common stock, and approximately 800 thousand of FindWhat.com options and warrants. Using FindWhat.com's Friday closing stock price of $19.44, the value of the revised deal is approximately $170 million, compared to $221 million under the old terms.



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Staying on the topic of Espotting for just another moment, I would like to highlight Espotting's consolidated audited financial performance for the twelve months ending March 31, 2003, and nine months ending December 31, 2003. Espotting is on a March fiscal year, and for the twelve months ending March 31, 2003 Espotting reported net revenue of approximately $44 million, and realized an operating loss of approximately $11 million. For the nine month period ending December 31, 2003, Espotting realized approximately $76 million in net revenue, and an operating loss of approximately $8 million.

With that said, its time to move on to FindWhat.com's quarterly and full year results. Then Phillip will provide further insight on the Espotting merger, our financial projections for 2004, and the state of our operations.



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Let's begin with our fourth quarter revenue results. We hit another all time high when we reported fourth quarter revenue in excess of $21 million, which was more than $700,000 ahead of our most recent fourth quarter projections. When comparing Q4 2003 to Q4 2002, revenue increased by approximately $7.6 million, or 57%. For the twelve months ending December 31, 2003 we generated $72.2 million in revenue; this compares to $42.8 million for the twelve months ending December 31, 2002, and represents a year over year increase of approximately $29.4 million, or 69%.

Let's turn to operating margins. At the beginning of 2003, we predicted that our overall operating margins would decline as a result of: 1) increased distribution partner payments as a percentage of revenue, 2) increased depreciation and infrastructure expenses, 3) higher payroll costs as we rapidly added personnel to support our growth and our focus on developing new initiatives beyond our core business, and 4) increased professional fees due to the Overture patent litigation. With the year now over, we are pleased to announce that we were able to meet or exceed all of our goals, positioning the company to develop new revenue streams, while maintaining our industry-leading operating margins at 25%, equal with our margins in 2002. This was a direct result of leveraging our existing



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resources and talent, focusing our attention on opportunities which were synergistic to our core business model, and structuring deals to minimize risk while providing exposure to rapidly growing markets.

We generated nearly $20.1 million in EBITDA for the full year 2003, an increase of $8.3 million when compared to our full year 2002 EBITDA of $11.8 million. FindWhat.com defines EBITDA as net income before interest, income taxes, depreciation, and amortization, and believes it can provide a useful measure to judge the Company's operating performance without non-cash charges. FindWhat.com uses EBITDA as an internal barometer of its business, but does not believe its use lessens the importance of GAAP measures. Our financial position grew stronger; we ended the year with cash and cash equivalents in excess of $59.2 million, an increase of $38.1 million over our December 31, 2002 balance of $21.1 million. This increase included $15.5 million in cash flow from operations, approximately $20 million raised in July when we issued 1 million shares of FindWhat.com common stock in a private placement to institutional investors, and $8 million in proceeds from option and warrant exercises. These increases in cash were offset by $3.3 million in capital expenditures, and the $2 million note receivable to Espotting.



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Now, I will move on to our pre-tax income results, which we believe is the best measurement of our overall performance relative to prior quarters. At $5.6 million, or $0.24 per diluted share, our Q4 2003 pre-tax income was an all-time high, and in fact represented a 50% increase over our Q4 2002 pre-tax income of $3.7 million, or $0.19 per diluted share. For the twelve months ending December 31, 2003 we recorded pre-tax income of $18.9 million, or $0.85 per diluted share. This symbolizes an increase of approximately $7.8 million, or 70%, when compared to our prior year's pre-tax income of $11.1 million, or $0.58 per diluted share.

Before discussing earnings per share I would like to normalize the comparability of our prior periods by discussing our effective tax rate and our diluted shares outstanding. First, due to the recognition of deferred tax assets during 2002, our Q4 2002 effective tax rate was significantly reduced to 28%, and for the full year 2002 we averaged only 3%. This compares to a Q4 and full year 2003 effective tax rate of 38%. Secondly, as previously discussed we issued an additional 1 million shares of FindWhat.com common stock in July, and finally, our average stock price was higher in 2003 which ultimately increased the dilutive effect of our outstanding options and warrants.



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With that said, let's turn to net income and diluted earnings per share, in Q4
2003 we generated $3.5 million in net income, or $0.15 per diluted share, with approximately 23.7 million diluted shares outstanding. This compares to a Q4 2002 net income of $2.7 million, or $0.14 per diluted share, with approximately
19.3 million diluted shares outstanding. For the full year ending December 31, 2003 we generated approximately $11.8 million in net income, or $0.53 per diluted share, with approximately 22.1 million diluted shares outstanding. This compares to full year 2002 net income of approximately $10.7 million, or $0.56 per diluted share, with 19.1 million diluted shares outstanding.

Finally, before turning the call over to Phillip I would like to discuss our 2004 outlook. Because Espotting would have a material impact on the Company's financial performance, and the closing of the transaction is subject to shareholder and customary regulatory approvals, we cannot predict exactly when the closing date will be, as such, our 2004 financial outlook currently excludes Espotting. With that important caveat, we are projecting revenue for Q1 2004 of approximately $22 million, with diluted earnings per share of $0.13, which assumes 24.3 million diluted shares outstanding; and for the full year 2004, we are projecting revenue of $95 million, with diluted earnings per share of $0.60, which assumes 25 million diluted shares outstanding. Our 2004 projection does include our Miva subsidiary.



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This concludes the financial update; I will now turn the call over to Phillip.

PHILLIP THUNE, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER

Thank you Brenda.

This is an exciting day for us, as we can restart the process of joining together with Espotting to create the leading independent player in paid listings, with a footprint that covers three continents. As we relayed last June, the prospect of merging with Espotting does not diminish our appetite for new deals - in fact, we believe our strategic alternatives become more attractive, as we can leverage new opportunities across 12 countries, not just one or two.

We also believe now is an opportune time to execute on our expansion plans, with most of our peers pre-occupied with major structural events in their own businesses.

For the last year or two, our goal has been clear, to accomplish this expansion without taking a step backwards in revenue and profits. We believe we can continue to meet that goal - our current 2004 projections call for a 32% increase in revenue versus 2003, with EBITDA and operating income growing slightly faster. Note that these projections take a moderate view of the impact of recently announced initiatives, as we wait to gauge their impact once they have launched.



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Also note that these projections do not include the proposed merger with
Espotting. Completion of the merger should more than double our headcount and our ongoing revenue on the day we close. On a combined basis, we would have lower EBITDA margins than FindWhat.com has on a standalone basis, but we view that as an opportunity, as the two companies share experiences to make each other even better.

We have begun to implement plans to operate a more diversified company. These plans include investments in our corporate infrastructure, as well as the move to a divisional structure for our operations, with three primary groups - a FindWhat.com/Private Label division, an Espotting division, and a Merchant Services division built around Miva. We would expect all three divisions to expand rapidly, both operationally and strategically.

One of our core beliefs is that the best way to serve our partners and our advertising and commerce clients is with the employees who best know the businesses and the languages these clients speak...literally. We accomplish that not from a corporate office in Fort Myers, Florida, but my joining up with the providers of the best service in their respective geographies and industry sectors. We believe we have done that with our announcements regarding Miva, Mitsui, Verizon, and now Espotting.



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Upon merging with Espotting, we would have clients that speak nine languages and use seven currencies. We hope to build an organization that mixes local knowledge and expertise with the common processes and financial controls required to continue to operate at the highest level.

Before I turn the call back to Craig, I want to answer two questions that we have received from investors recently in anticipation of this call. One involves Espotting, and why we retracted statements regarding their financial performance. We do not intend to discuss details, nor can we, given confidentiality agreements by which we are bound. But we feel it is important to articulate our belief that Espotting's finance team has become a solid group. Thanks to a terrific spirit of cooperation between both companies, we have been able to work together to review their operations and financial results in detail. As a result of the close relationship we have built, we have gained significant insight as to how we can work together once the merger is completed. Importantly, we now have audited financial statements for each of Espotting's last three fiscal years and for the nine months ended December 31, 2003. These statements have been prepared according to U.S. GAAP, and audited by Ernst & Young.

A second question involves our reporting of non-financial metrics. We agree with the concept of providing additional metrics to gauge our business, besides those found on our financial statements, and internally we have discussed a number of alternatives. However, we believe a key value of metrics is to provide a means to compare a company's operational progress over time. Given the rapid evolution



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of our business, we do not feel that metrics assigned today will be a meaningful indicator for the company we plan to be in the future, both in the short- and long-term. Nonetheless, we will continue to evaluate what additional information we can provide.

Today, we have announced that we believe that the combined companies would have relationships with over 100,000 online businesses globally, including paid listings advertisers in the U.S. and Europe, and Miva Merchants. This is a figure which we plan to update over time, as we cross major milestones in terms of the reach of our operations. We believe it provides a sense of the scale of our business, and if we can execute on our operational and strategic goals, it is a figure that could increase substantially over the next year.

Now I will turn it back to Craig.

KAREN YAGNESAK, DIRECTOR OF MARKETING AND COMMUNICATIONS

This conference call has contained certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements



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herein include, without limitation, statements addressing future financial and operating results; statements relating to the magnitude, timing, effects, and any synergies that may result from the proposed acquisition; and statements concerning the outcome of any necessary regulatory and stockholder approvals required in connection with the proposed acquisition. In addition, past performance cannot be relied on as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: potential that the information and estimates used to predict anticipated revenues and expenses were not accurate; either company's failure to retain clients after the announcement of the merger; difficulties executing integration strategies or achieving planned synergies; political and global economic risks attendant to a greater international presence; other economic, business, and competitive factors generally affecting the business of the combined company; risk that the conditions to closing will not be satisfied, including receipt of stockholder and regulatory approvals; risk that transaction costs and integration costs will be higher than anticipated; risk that the transaction will be delayed or not close when expected; the risk that the businesses of the companies may suffer due to uncertainty; the risk that the continuity of either company's operations will be disrupted in the event the transaction does not close; the risk that Espotting will require more cash than anticipated prior to closing; and fluctuations in the trading price and volume of FindWhat.com's common stock. More detailed information regarding other risks affecting FindWhat.com



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are set forth in FindWhat's filings with the Securities and Exchange Commission, including the Amendment No. 1 to Annual Report on Form 10-KSB for fiscal 2003 and the most recent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, FindWhat.com's and Espotting's results could differ materially from expectations expressed herein. FindWhat.com is under no obligation to (and expressly disclaims any such obligation to) update or alter the forward-looking statements, whether as a result of new information, future events, or otherwise.

Additionally, this call included discussion of financial measures "EBITDA" and "Pre-tax Income per Share (also called Earnings per Share Before Provision for Income Taxes)." These measures are defined as non-GAAP financial measures by the Securities and Exchange Commission and may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles.

We want you to know about some Additional Information And Where To Find It

FindWhat.com will be filing relevant documents concerning this transaction with the Securities and Exchange Commission, including a Registration Statement on Form S-4 containing a prospectus/proxy statement. FindWhat.com urges investors to read these documents because they will contain important information. Investors will be able to obtain the prospectus/proxy statement and other documents that will be filed by FindWhat.com with the Commission free of charge at the Commission's web site (http://www.sec.gov) or by directing a request after such a filing is made to FindWhat.com, 5220 Summerlin Commons Blvd., Suite 500, Fort Myers, FL 33907, Tel: (239) 561-7245, Attn: Phillip Thune.



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FindWhat.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about FindWhat.com directors and executive officers and their ownership of FindWhat.com voting securities is set forth in the Definitive Proxy Statement for FindWhat.com as filed with the Commission on October 29, 2003. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed transaction when it becomes available.

That concludes our call today; thank you all for listening.